Exhibit 99.1

IMMEDIATE RELEASE	January 4, 2012

NEOPROBE SECURES $10 MILLION IN DEBT FINANCING FROM HERCULES

Dublin, Ohio – January 4, 2012 – Neoprobe Corporation (NYSE Amex: NEOP) today announced that Hercules Technology II, L.P, a fund managed by Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), will provide up to a total of $10 million in debt financing to Neoprobe.  Hercules is a leading specialty finance company providing technology and life sciences companies with debt and equity growth capital.

"The successful arrangement of this financing bolsters our cash position with limited potential dilution as we close in on a number of important near-term milestones," stated Brent Larson, Senior Vice President and CFO of Neoprobe. "We are pleased to have the support and confidence of a leading technology and life sciences investor like Hercules as we continue to execute on our business plan objectives.  This funding further strengthens our already solid balance sheet and provides us with the flexibility to consider additional product acquisition and partnership opportunities.”

"We appreciate the opportunity to contribute to Neoprobe’s growth.  The company has achieved many significant milestones in building a pipeline of precision radiopharmaceutical diagnostic candidates," said Chad Norman, Managing Director at Hercules. "Currently, the Company has three drug candidates in late-stage development – Lymphoseek®, a receptor-based lymphatic tissue targeting agent, RIGScanTM, a tumor-specific targeting agent for the treatment of colorectal cancer and AZD4694, a Fluorine-18 labeled agent for use in the imaging and evaluation of patients with signs or symptoms of cognitive impairment such as Alzheimer’s disease.  We are confident that Neoprobe’s strong management team will be able to seize on the considerable market opportunity for these promising product candidates.”

The first funding of $7 million which closed on December 29, 2011 is in the form of a secured note which is repayable in installments over thirty months following an interest-only period of between six to twelve months. The note bears interest at a prime-based variable rate, currently at 10%.  Up to $1.5 million of the principal of the note is convertible at the option of Neoprobe, and up to $1.5 million of principal is convertible at the option of Hercules, each at a conversion price of $2.77 per share.  In addition, Neoprobe issued Hercules 333,333 warrants to purchase shares of Neoprobe common stock at an exercise price of $2.10 per share.  A second funding of $3 million is available upon the receipt by Neoprobe of clearance to market Lymphoseek in the U.S.

About Neoprobe
Neoprobe Corporation (NYSE Amex: NEOP) is a biomedical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Neoprobe is actively developing three radiopharmaceutical agent platforms – Lymphoseek®, AZD4694 and RIGScanTM – to help identify the presence and status of undetected disease and enable better diagnostic accuracy, clinical decision-making and ultimately patient care. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.neoprobe.com.  Effective tomorrow, January 5, 2012, Neoprobe Corporation’s name will change to Navidea Biopharmaceuticals, Inc. and its trading symbol will change to NAVB.

NEOPROBE CORPORATION
ADD – 2

About Hercules Technology Growth Capital, Inc.
Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.6 billion in flexible financing solutions to over 180 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules' strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, up to $40 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts, Colorado and Virginia. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:

Neoprobe Corporation – Brent Larson, Sr. VP & CFO – (614) 822-2330